Exhibit 10.8
ENHANCED US LLC
[Address]
[Date]
[Name]
[Address]
Dear [_______],
We are pleased to offer you a position with Enhanced US LLC (the “Company”), as [Title]. This is a full-time, exempt position. If you decide to join us, you will receive an annual base salary of $[_______], which amounts to $[_______] semi-monthly, which will be paid in accordance with the Company’s normal payroll procedures. [In addition, you will be eligible to receive a signing bonus in the amount of $[_______] upon the successful closing of our SPAC, assuming you are still employed by The Company at that time.][You will also be eligible to receive an annual bonus of up to [_______]% based on the achievement of [mutually agreed upon] [pre-established] goals and objectives.]
Further, as an employee, you will also be eligible to receive employee benefits such as health, dental, vision, 401k, long and short-term disability plus life insurance. You should note that the Company may modify job titles, job duties, salaries and benefits from time to time as it deems necessary.
The Company’s parent company and top holding company of the Enhanced group is Enhanced Ltd (“Enhanced Holding”). [Enhanced Holding has or expects to adopt a share option or other equity incentive plan on terms to be determined and approved by its board of directors and its shareholders (the “Share Option Plan”). [Upon approval by the board of directors of Enhanced Holding, you will be granted][The board of directors of Enhanced Holding have agreed to grant you] [_______] options [to acquire shares] in Enhanced Holding under the Share Option Plan when adopted (“Options”). The Options will be subject to vesting over a 4-year vesting period1, starting [on your employment start date][retrospectively from [date]] (the “[Vesting ]Start Date”)[, which is when you originally started your engagement with Enhanced Holding]. This means that [_______]% of the Options shall vest on the [first] anniversary of the [Vesting ]Start Date subject to your employment with the Company or any of its affiliates continuing during this time, and no Options shall vest before such first anniversary. Thereafter, one thirty-sixth (1/36th)1 of the remaining unvested Options shall vest monthly over the following three-year period of employment with the Company or its affiliates or until such employment ends for any reason, if sooner. The Options will also be subject to any other terms and conditions of the Share Option Plan and any letter from or agreement with Enhanced Holding or the Company for the grant of the Options. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. [Should we add a generic equity grant provision here in case they want to use this letter to grant a new hire equity other than Options?]
The exercise price per share in connection with the Options shall be determined by the Company’s latest 409A valuation report or such other market value of the common stock of the

Company as at the [date of this letter][[Vesting ]Start Date], as its board of directors of Enhanced Holding may reasonably determine.
We are excited about having you join the Company and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States of America. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgement that you have read and understand the Company’s rules of conduct which are included in the Company Handbook. Additionally, you will be required as a condition of your employment to sign the Company’s Confidential Information and Invention Assignment Agreement, in such form as provided to you by the Company.
To accept the Company’s offer, please sign and date this letter in the space provided below. Your employment start date is [_______]. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the [Title] of the Company and you.

[On behalf of Enhanced Holding, we hereby agree with you that your consulting agreement dated [_______] shall be terminated with effect from close of business on [_______].]
[_______], we look forward to your favorable reply and to working with you at Enhanced Games!

Sincerely,

[Name]
[Title]

Agreed to and accepted:

Signature:

Printed Name:

Date:
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